Exhibit 3.3

Execution Version

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of April 05, 2023, by and among PromiCell, Inc., a Delaware corporation (the “Company”), each holder of capital stock of the Company listed on Schedule A, as may be amended by the Company (together with any subsequent investors, or transferees, who become parties hereto, the “Holders”).

RECITALS

A. Concurrently with the execution of this Agreement, the Company and the Holders are entering into a Series A Preferred Stock Purchase Agreement (the “Purchase Agreement”) providing for the sale of shares of the Series A Preferred Stock, and in connection with that agreement the parties desire to provide the Holders with the right, among other rights, to designate the election of certain members of the board of directors of the Company (the “Board”) in accordance with the terms of this Agreement.

B. The Amended and Restated Certificate of Incorporation of the Company (as the same may be amended and/or restated from time to time, the “Restated Certificate”) provides that (a) so long as 1,000,000 shares of Series A Preferred Stock are outstanding, the holders of record of the shares of the Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Company (the “Series A Preferred Director”); (b) the holders of record of the shares of the Common Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Company (the “Common Stock Director”); and (c) the holders of record of the shares of Common Stock and the Series A Preferred Stock, voting together as a single class on an as converted basis, shall be entitled to elect the balance of the total number of directors of the Company.

C. The parties also desire to enter into this Agreement to set forth their agreements and understandings with respect to how shares of the capital stock of the Company held by them will be voted on, or tendered, in connection with, an acquisition of the Company and voted on in connection with an increase in the number of shares of Common Stock required to provide for the conversion of the Series A Preferred Stock.

NOW, THEREFORE, the parties agree as follows:

1.	Voting Provisions Regarding the Board.

1.1 Shares. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company that the holders of which are entitled to vote for members of the Board, including, without limitation, all shares of Common Stock and Series A Preferred Stock, by whatever name called, now owned or subsequently acquired by a Holder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2 Board Composition. Each Holder agrees to vote, or cause to be voted, all Shares owned by such Holder, or over which such Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, subject to Section 5, the following persons shall be elected to the Board:

(a) As the Series A Director, one person designated from time to time by a majority of the holders of Series A Preferred Stock (the “Series A Designee”), for so long as 1,000,000 share of Series A Preferred Stock are outstanding, which number is subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like, which individual shall initially be Dr. Stephen Minger;

(b) As the Common Stock Director, one person designated from time to time by a majority of the holders of Common Stock (the “Common Stock Designees”), which individual shall initially be John Glasspool; and

(c) The Company’s Chief Executive Officer, who as of the date of this Agreement is Miltiadis Sougioultzoglou M.D. (the “CEO Director”), provided that if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Company, each of the Holders shall promptly vote their respective Shares (i) to remove the former Chief Executive Officer of the Company from the Board if such person has not resigned as a member of the Board; and (ii) to elect such person’s replacement as Chief Executive Officer of the Company as the new CEO Director.

To the extent that any of clauses (a) through (c) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the Holders of the Company entitled to vote thereon in accordance with, and pursuant to, the Restated Certificate.

For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

1.3 Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if willing to serve unless such individual has been removed as provided herein, and otherwise such Board seat shall remain vacant until otherwise filled as provided above.

1.4 Removal of Board Members. Each Holder also agrees to vote, or cause to be voted, all Shares owned by such Holder, or over which such Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Section 1.2 of this Agreement may be removed from office other than for cause unless (i) such removal is directed or approved by the affirmative vote of the Person(s), or of the holders of at least a majority of the shares of stock, entitled under Section 1.2 to designate that director; or (ii) the Person(s) originally entitled to designate or approve such director pursuant to Section 1.2 is no longer so entitled to designate or approve such director;

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 1.2 shall be filled pursuant to the provisions of this Section 1; and

(c) upon the request of any party entitled to designate a director as provided in Section 1.2 to remove such director, such director shall be removed.

All Holders agree to execute any written consents required to perform the obligations of this Section 1, and the Company agrees at the request of any Person or group entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

1.5 No Liability for Election of Recommended Directors. No Holder, nor any Affiliate of any Holder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Holder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2. Vote to Increase Authorized Common Stock. Each Holder agrees to vote or cause to be voted all Shares owned by such Holder, or over which such Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

3. Drag-Along Right.

3.1 Definitions. A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Restated Certificate.

3.2 Actions to be Taken. In the event that the Board approves a Sale of the Company (which approval of the Board must be in writing), specifying that this Section 3 shall apply to such transaction, then, subject to satisfaction of each of the conditions set forth in Section 3.3 below, each Holder and the Company hereby agree:

(a) if such transaction requires stockholder approval, with respect to all Shares that such Holder owns or over which such Holder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment or restatement to the Restated Certificate required to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b) if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Holder as is being sold by the holders of Series A Preferred Stock that have approved such transaction (the “Selling Holders”) to the Person to whom the Selling Holders propose to sell their Shares, and, except as permitted in Section 3.3 below, on the same terms and conditions as the other stockholders of the Company;

(c) to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Holders in order to carry out the terms and provision of this Section 3, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, any associated indemnity agreement, or escrow agreement, any associated voting, support, or joinder agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(d) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquirer in connection with the Sale of the Company;

(e) to refrain from (i) exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company, or (ii); asserting any claim or commencing any suit (x) challenging the Sale of the Company or this Agreement, or (y) alleging a breach of any fiduciary duty of the Selling Holders or any affiliate or associate thereof (including, without limitation, aiding and abetting breach of fiduciary duty) in connection with the evaluation, negotiation or entry into the Sale of the Company, or the consummation of the transactions contemplated thereby;

(f) if the consideration to be paid in exchange for the Shares pursuant to this Section 3 includes any securities and due receipt thereof by any Holder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Holder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the Company may cause to be paid to any such Holder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Holder, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Holder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

(g) in the event that the Selling Holders, in connection with such Sale of the Company, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the Holders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (i) the appointment of such Stockholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Holder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the Holders, and (y) not to assert any claim or commence any suit against the Stockholder Representative or any other Holder with respect to any action or inaction taken or failed to be taken by the Stockholder Representative, within the scope of the Stockholder Representative’s authority, in connection with its service as the Stockholder Representative, absent fraud, bad faith, or willful misconduct.

3.3 Conditions. Notwithstanding anything to the contrary set forth herein, a Holder will not be required to comply with Section 3.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”), unless:

(a) such Holder is not liable for the breach of any representation, warranty or covenant made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants provided by all stockholders;

(b) liability shall be limited to such Holder’s applicable share (determined based on the respective proceeds payable to each Holder in connection with such Proposed Sale in accordance with the provisions of the Restated Certificate) of a negotiated aggregate indemnification amount that applies equally to all Holders but that in no event exceeds the amount of consideration otherwise payable to such Holder in connection with such Proposed Sale, except with respect to claims related to fraud by such Holder, the liability for which need not be limited as to such Holder;

(c) upon the consummation of the Proposed Sale, unless waived pursuant to the terms of the Restated Certificate and as may be required by law, the aggregate consideration receivable by all holders of the Series A Preferred Stock and Common Stock shall be allocated among the holders of Series A Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of the Series A Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Company’s Restated Certificate in effect immediately prior to the Proposed Sale; provided, however, that, notwithstanding the foregoing provisions of this Section 3.3(b), if the consideration to be paid in exchange for the Shares held by the Holder, as applicable, pursuant to this Section 3.3(b) includes any securities and due receipt thereof by any Holder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Holder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Holder in lieu thereof, against surrender of the Shares held by the Holder, as applicable, which would have otherwise been sold by such Holder, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Holder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares held by the Holder, as applicable;

3.4 Restrictions on Sales of Control of the Company. No Holder shall be a party to any Stock Sale unless (a) all Series A Preferred Stock are allowed to participate in such transaction(s) and (b) the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Company’s Restated Certificate in effect immediately prior to the Stock Sale (as if such transaction(s) were a Deemed Liquidation Event), unless the holders of at least the requisite percentage required to waive treatment of the transaction(s) as a Deemed Liquidation Event pursuant to the terms of the Restated Certificate, elect to allocate the consideration differently by written notice given to the Company at least forty-five (45) days prior to the effective date of any such transaction or series of related transactions.

4. Remedies.

4.1 Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

4.2 Irrevocable Proxy and Power of Attorney. Each party to this Agreement hereby constitutes and appoints as the proxies of the party and hereby grants a power of attorney to the Chief Executive Officer of the Company, and a designee of the Selling Holders, and each of them, with full power of substitution, with respect to the matters set forth herein, including, without limitation, votes regarding the size and composition of the Board pursuant to Section 1, votes to increase authorized shares pursuant to Section 2 hereof and votes regarding any Sale of the Company pursuant to Section 3 hereof, and hereby authorizes each of them to represent and vote, if and only if the party (i) fails to vote, or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or the increase of authorized shares or approval of any Sale of the Company pursuant to and in accordance with the terms and provisions of this Agreement or to take any action reasonably necessary to effect this Agreement. The power of attorney granted hereunder shall authorize the Chief Executive Officer of the Company to execute and deliver the documentation referred to in Section 3.2(c) on behalf of any party failing to do so within five (5) business days of a request by the Company. Each of the proxy and power of attorney granted pursuant to this Section 4.2 is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 6 hereof. Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 6 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

4.3 Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Holders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction; provided that no party that is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended, shall have the right to enforce against any Holder any provision of this Agreement that (a) requires a Holder to vote for or against any matter or (b) restricts or conditions the ability of a Holder to transfer its Shares.

4.4 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5. “Bad Actor” Matters.

5.1 Definitions. For purposes of this Agreement:

(a) “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(b) “Disqualified Designee” means any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

(c) “Disqualification Event” means a “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act.

(d) “Rule 506(d) Related Party” means, with respect to any Person, any other Person that is a beneficial owner of such first Person’s securities for purposes of Rule 506(d) under the Securities Act.

5.2 Representations.

(a) Each Person with the right to designate or participate in the designation of a director pursuant to this Agreement hereby represents that (i) such Person has exercised reasonable care to determine whether any Disqualification Event is applicable to such Person, any director designee designated by such Person pursuant to this Agreement or any of such Person’s Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable and (ii) no Disqualification Event is applicable to such Person, any Board member designated by such Person pursuant to this Agreement or any of such Person’s Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Notwithstanding anything to the contrary in this Agreement, each Holder makes no representation regarding any Person that may be deemed to be a beneficial owner of the Company’s voting equity securities held by such Holder solely by virtue of that Person being or becoming a party to (x) this Agreement, as may be subsequently amended, or (y) any other contract or written agreement to which the Company and such Holder are parties regarding (1) the voting power, which includes the power to vote or to direct the voting of, such security; and/or (2) the investment power, which includes the power to dispose, or to direct the disposition of, such security.

(b) The Company hereby represents and warrants to the Holders that no Disqualification Event is applicable to the Company or, to the Company’s knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii)-(iv) or (d)(3) is applicable.

5.3 Covenants. Each Person with the right to designate or participate in the designation of a director pursuant to this Agreement covenants and agrees (i) not to designate or participate in the designation of any director designee who, to such Person’s knowledge, is a Disqualified Designee, (ii) to exercise reasonable care to determine whether any director designee designated by such person is a Disqualified Designee, (iii) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee, and (iv) to notify the Company promptly in writing in the event a Disqualification Event becomes applicable to such Person or any of its Rule 506(d) Related Parties, or, to such Person’s knowledge, to such Person’s initial designee named in Section 1, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

6. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) the consummation of the Company’s first underwritten public offering of its Common Stock (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction); (b) the consummation of a Sale of the Company and distribution of proceeds to or escrow for the benefit of the Holders in accordance with the Restated Certificate, provided that the provisions of Section 3 hereof will continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 3 with respect to such Sale of the Company; and (c) termination of this Agreement in accordance with Section 7.9 below.

7. Miscellaneous.

7.1 Additional Parties.

(a) Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Series A Preferred Stock or any new classes of preferred stock after the date hereof, as a condition to the issuance of such shares the Company shall require that any purchaser of such shares become a party to this Agreement by executing and delivering (i) the Adoption Agreement attached to this Agreement as Exhibit A, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as a Holder. In either event, each such person shall thereafter be deemed a Holder for all purposes under this Agreement.

(b) In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of capital stock to such Person (other than to a purchaser of preferred stock described in Section 7.1(a) above), following which such Person shall hold Shares constituting one percent (1%) or more of the then outstanding capital stock of the Company (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged), then, the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an Adoption Agreement in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a Founding Holder and/or Holder and thereafter such person shall be deemed a Holder for all purposes under this Agreement.

7.2 Transfers. Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognition of such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be a Holder. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 7.2. Each certificate instrument, or book entry representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be notated by the Company with the legend set forth in Section 7.13.

7.3 Delivery of Agreement. Each Holder hereby acknowledges and agrees that the Company may, at its election, deliver this Agreement, including Schedule A, to such Holder in redacted form in a manner which the other Holders names, addresses and signatures are not identifiable; provided, however, that Schedule A will still illustrate the other Holders on an individual basis and their total shares owned.

7.4 Successors and Assigns. The rights under this Agreement may be assigned and transferred (but only with all related obligations and only if the record and beneficial ownership of the underlying Shares of the Holder is transferred on the books of the Company at the same time as the assignment) to (i) any permitted transferee under this Agreement and (ii) any transferee permitted under the Investor Rights Agreement, by and between the Holders and the Company, dated as of the date hereof; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Shares with respect to which such rights and ownership are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.5 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

7.6 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.8 Notices.

(a) General. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) upon delivery receipt if sent via facsimile, (d) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (e) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature pages (and if no such address is provided, e-mail notice shall be deemed sufficient), or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 7.8. If notice is given to the Company, such notice shall be sent both to the Chief Executive Officer of the Company at miltiadis@promicell.com and the address set forth on the signature page and to the following:

Baker McKenzie LLP
600 Hansen Way
Palo Alto, CA 94304

Phone: (650) 856-5520

Attn: Matthew Jacobson

(b) Consent to Electronic Notice. Each Holder consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address set forth below such Holder’s name on Schedule A hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Holder agrees to promptly notify the Company of any change in its electronic mail address, and that failure to do so shall not affect the foregoing.

7.9 Consent Required to Amend, Modify, Terminate or Waive. This Agreement may be amended, modified or terminated (other than pursuant to Section 6) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company; and (b) the holders of a majority of the shares of Common Stock issued or issuable upon conversion of the shares of Series A Preferred Stock held by the Holders (voting together as a single class and on an as converted basis); and (c) holders of a majority of Series A Preferred Stock (acting as a separate class). Notwithstanding the foregoing:

(a) this Agreement may not be amended, modified or terminated and the observance of any term of this Agreement may not be waived with respect to any Holder without the written consent of such Holder unless such amendment, modification, termination or waiver applies to all Holders, as the case may be, in the same fashion;

(b) the provisions of Section 1.2(a), Section 3 and this Section 7.9 may not be amended, modified, terminated or waived without the written consent of a majority of the then outstanding holders of Common Stock; and

(c) any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party.

The Company shall give prompt written notice of any amendment, modification, termination, or waiver hereunder to any party that did not consent in writing thereto. Any amendment, modification, termination, or waiver effected in accordance with this Section 7.9 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, modification, termination or waiver. For purposes of this Section 7.9, the requirement of a written instrument may be satisfied in the form of an action by written consent of the Holders circulated by the Company and executed by the Holder parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

7.10 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.11 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.12 Entire Agreement. This Agreement (including the Exhibits hereto), the Restated Certificate and the other Transaction Agreements (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

7.13 Share Certificate Legend. Each certificate, instrument, or book entry representing any Shares issued after the date hereof shall be notated by the Company with a legend reading substantially as follows:

“THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates, instruments, or book entry evidencing the Shares issued after the date hereof to be notated with the legend required by this Section 7.13 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of such Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates, instruments, or book entry evidencing the Shares to be notated with the legend required by this Section 7.13 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

7.14 Stock Splits, Dividends and Recapitalizations. In the event of any issuance of Shares or the voting securities of the Company hereafter to any of the Holders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be notated with the legend set forth in Section 7.13.

7.15 Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

7.16 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to carry out the intent of the parties hereunder.

7.17 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

7.18 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

7.19 Aggregation of Stock. All Shares held or acquired by a Holder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

COMPANY:

PROMICELL, INC.

By:	/s/ Miltiadis Sougioultzoglou
Name:	Miltiadis Sougioultzoglou M.D.
Title:	President

Address:	3350 Virginia Street, 2nd Floor, Coconut Grove, FL 33133

Signature Page To Voting Agreement

HOLDERS:

PRIME CAP VENTURES, INC.

By:	/s/ Alexandros Gkotsopoulos
Name:	Alexandros Gkotsopoulos
Title:	Sole Director

Address:	PO Box 309, Ugland House, KY-1104, Grand Cayman, Cayman Islands

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HOLDERS:

OLYMPIC INVESTMENTS INC.

By:	/s/ Antonis Papadimitriou
Name:	Antonis Papadimitriou
Title:	President/Director

By:	/s/ Michail Gialouris
Name:	Michail Gialouris
Title:	Treasurer

Address:	Olympic Investments Inc.
c/o Asofin Management AG
Heiligkreuz 2, Vaduz
FL 9490, Liechtenstein

5, April 2023

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HOLDERS:

ROSEATE SHIPPING INC.

By:	/s/ Zafgria Gritza
Name:	Zafgria Gritza
Title:	Director

Address: Stem Shipping Co S. A.
c/o Zefi Gritza
15, Karamanli Ave. Voula,
Athens-Greece 166 73, Greece

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HOLDERS:

KARABEL LIMITED

By:	/s/ Efthalia paraskevopoulou
Name:	Efthalia paraskevopoulou
Title:	Director

Address:	13, II MERARCHIAs STREET, PIRAEUS, 185-35, GREECE

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HOLDERS:

MILTIADIS SOUGIOULTZOGLOU, M.D.

By:	/s/ Miltiadis Sougioultzoglou
Name:	Miltiadis Sougioultzoglou, M.D.

Address:	3350 Virgina Street, 2nd Floor, Coconut Grove, FL 33133

Email:	Miltiadis@promicell.com

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HOLDERS:

CHRISTIAN OBRAD

By:	/s/ Christian OBrad
Name:
Title:

Address:	Car Dorobanti 2, Buzau, Romania

Email:	christian@obrad.org

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HOLDERS:

AQ CORPORATION INC.

By:	/s/ Aikaterini Emmanouil
Name:	Aikaterini Emmanouil
Title:	Sole Director

Address:	13 Defteras Merarhias Street, Piraeus, Athens, Greece

Email:	n.emmanuel@sioufas.com

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HOLDERS:

NIKOLAOS DANEZIS

By:
Name:

Address:	Fratti 3, Athens, GR, 11742

Email:	danezisn@gmail.com

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HOLDERS:

ELIAS STEFANAKOS

By:	/s/ Elias K Stefanakos
Name:	Elias K Stefanakos

Address:	1915 Abbey Ridge Dr, Dover FL 33527

Email:	estefanakos@gmail.com

HOLDERS:

KARLENE STEFANAKOS

By:	/s/ Karlene Stefanakos
Name:	Karlene Stefanakos

Address: 1915 Abbey Ridge Dr, Dover FL 33527

Email:	kstefanakos55@gmail.com

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HOLDERS:

COMPLEAT LIMITED

By:	/s/ Pinelopi Athanasia Platsouka
Name:	PINELOPI ATHANASIA PLATSOUKA
Title:	For & on Behalf of Global Servus Limited, Director

Address:	11 Kanari Street, Athens 10671, Greece

Email:	penelope@gce-associates.gr

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HOLDERS:

CONSTANTINOS PAPACONSTANTINOU

By:	/s/ C Papaconstantinou
Name:

Address:	1302 E Victory Drive, apt 1, Savannah, GA 31404

Email:	papaconstantinou@yahoo.com

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HOLDERS:

ELIZABETH BOLINT

By:	/s/ M. Elizabeth Bolint
Name:	M. Elizabeth Bolint

Address:	2330 Woodleigh Ave Tampa FL 33612 USA

Email:	elizabethbolint@gmail.com

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HOLDERS:

ADVANTA IRA SERVICES, LLC (f/b/o ARISTOTLE V. MICHOPOULOS IRA #8009706)

By:	/s/ Aristotle Michopoulos
Name:
Title:

Address:	10 Rogers St. Apt. 410 Cambridge, MA 02142

Email:	amichapoulos@hchc.edu

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HOLDERS:

CHRISTOS GEORGIOU

By:	/s/ Christos Georgiou
Name:	Christos Georgiou

Address:	Harilaou Trikoupi 30, 14562, Athens, Greece

Email:	geochristos@gmail.com

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HOLDERS:

DIMOSTHENIS ELEFTHERIADIS

By:	/s/ Dimosthenis Eleftheriadis
Name:	Dimosthenis Eleftheriadis

Address:	23rd Eptalofou Street, Nea Smyrni 17122, Athens, Greece

Email:	eldimosthenis@gmail.com

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HOLDERS:

DIMITRIOS IOSIFIDES

By:	/s/ Dimitrios Iosifides
Name:	Dimitrios Iosifides

Address:	Harilaou Trikoupi 30, 14562, Athens, Greece

Email:	diosifid@gmail.com

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HOLDERS:

EDNA KATHLEEN PORTER

By:	/s/ Edna Kathleen Porter
Name:

Address:	11570 Young Road Chunchula, AL 36521

Email:	kbporter44@gmail.com

HOLDERS:

GREGORY WAYNE PORTER

By:	/s/ Gregory Wayne Porter
Name:

Address:	11570 Young Road Chunchula, AL 36521

Email:	portergw049@gmail.com

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HOLDERS:

GEORGIOS KARAGEORGIOU

By:	/s/ Georgios Karageorgiou
Name:	Georgios Karageorgiou

Address:	Dimosthenous 6 Kifisia 14563 Athens Greece

Email:	gfk@olyship. Com

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HOLDERS:

JOHN GLASSPOOL

By:	/s/ R. John Glasspool.
Name:	R. John Glasspool.

Address:	45 Bel air Rd Hingham, MA, 02043 USA.

Email:	r.john.glasspool@gmail.com

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HOLDERS:

MARIA KATSORI

By:	/s/ Maria Katsori
Name:	Maria Katsori

Address:	28 Mouson Str., 15238, Chalandri, Greece

Email:	mkatsori@promicell.com

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HOLDERS:

GERASIMOS GATZIAS

By:	/s/ Gerasimos Gatzias
Name:	Gerasimos Gatzias

Address:	8 Sfaktirias Str., 18545, Piraeus, Greece

Email:	gerasimos@seabornecapital.com

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HOLDERS:

ALEXANDRA JESSEE

By:	/s/ Alexandra Jessee
Name:

Address:	6220 Bayshore Blvd, Tampa, FL 33611, USA

Email:	alexa@centralemrportal.com

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HOLDERS:

ADVANTA IRA SERVICES, LLC (f/b/o PENELOPE SALMONS IRA #8009686)

By:	/s/ Penelope Salmons
Name:
Title:

Address:	4112 W. San Pedro Str Tampa, FL 33629

Email:	PenelopeTS@aol.com

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HOLDERS:

PENELOPE T SALMONS

By:	/s/ Penelope T Salmons
Name:

Address:	4112 W. San Pedro Str Tampa, FL 33629

Email:	penelope_salmons@post. harvard.edu

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HOLDERS:

STEPHEN H. ISRAEL

By:	/s/ Stephen H. Israel
Name:	Stephen H. Israel

Address:	215 East 68th Street Apartment 4N New York, NY 10065

Email: stephenisrael29@gmail.com

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HOLDERS:

ANTONIOS NIKOLAOU

By:	/s/ Antonios Nikolaou
Name:	Antonios Nikolaou

Address:	60 Chelidonous street - 14564 Athens - Greece

Email:	antonios@acnshipping.com

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HOLDERS:

MARILYN KALEEL

By:	/s/ Marilyn Kaleel
Name:

Address:	1520 Gulf Blvd. #1805 Clearwater, FL. 33767

Email:	marilynkaleel@aol.com

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HOLDERS:

DS REVOCABLE TRUST

By:	/s/ Dina Simone
Name:	Dina Simone
Title:	Trustee

Address:	4755 Technology Way #205 Boca Raton, FL 33431

Email:	DSAltamira@icloud.com

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HOLDERS:

CHARALAMPOS ANTONIOU

By:	/s/ Charalampos Antoniou
Name:

Address:	Bernoldweg 14, Zug, Switzerland

Email:	harris.antoniou@yahoo.com

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SCHEDULE A

HOLDERS1

Name

●	Prime Cap Ventures Inc.
●	Olympic Investments Inc.
●	Roseate Shipping Inc.
●	Karabel Limited
●	Miltiadis Sougioultzoglou, M.D.
●	Christian OBrad
●	AQ Corporation Inc.
●	Nikolaos Danezis
●	Elias Stefanakos
●	Karlene Stefanakos
●	Compleat Limited
●	Constantinos Papaconstantinou
●	Elizabeth Bolint
●	Advanta IRA Services, LLC (f/b/o Aristotle v. Michopoulos IRA #8009706)
●	Christos Georgiou
●	Dimosthenis Eleftheriadis
●	Dimitrios Iosifides
●	Edna Kathleen Porter
●	Gregory Wayne Porter
●	Georgios Karageorgiou
●	John Glasspool
●	Maria Katsori
●	Gerasimos Gatzias
●	Alexandra Jesse
●	Advanta IRA Services, LLC (f/b/o Penelope Salmons IRA #8009686)
●	Penelope Salmons
●	Stephen H. Israel
●	Antonios Nikolaou
●	Marilyn Kaleel
●	DS Revocable Trust
●	Charalampos Antoniou

[1]	This schedule may be modified by the Company upon execution of this Agreement by additional Holders.